EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement No. 33-38384 on Form S-8, Post-Effective Amendment No. 2 to Registration Statement No. 33-3456 on Form S-8, Post Effective Amendment No. 2 to Registration Statement No. 33-11317 on Form S-8, Post-Effective Amendment No. 3 to Registration Statement No. 2-70291 on Form S-8, Registration Statement No. 33-56042 on Form S-8 and Registration Statement No. 33-57163 on Form S-8 of our report dated July 25, 1995, appearing in and incorporated by reference in this Annual Report on Form 10-K of SymmetriCom, Inc. for the year ended June 30, 1995.

/s/ Deloitte & Touche LLP
    DELOITTE & TOUCHE LLP

San Jose, California
September 22, 1995